                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                         Exchange Act of 1934 (Amendment No. )

Filed by the Registrant                     |X|

Filed by a Party other than the Registrant  |_|

Check the appropriate box

|_|               Preliminary Proxy Statement

|X|               Definitive Proxy Statement

|_|               Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                  CALTON, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

Check the appropriate box

|X|               No fee required

|_|               Fee computed on table below per Exchange Act
                  Rules 14(a)(6)(i)(4) and 0-11.

1)       Title of each class of securities to which transaction applies:

------------------------------------------------------------------------------

2)       Aggregate number of securities to which transaction applies:

------------------------------------------------------------------------------

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

------------------------------------------------------------------------------

4)       Proposed maximum aggregate value of transaction:

------------------------------------------------------------------------------

5)       Total Fee Paid:

------------------------------------------------------------------------------

____     Fee paid previously with preliminary materials

____ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)       Amount previously paid:
                                ------------------------------------------------

2)       Form, Schedule or Registration Statement No.
                                                     ---------------------------

3)       Filing party:
                      ----------------------------------------------------------
4)       Date Filed:
                     ----------------------------------------------------------

                                  CALTON, INC.
                               125 Half Mile Road
                           Red Bank, New Jersey 07701

                      ------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 19, 2001

                       -----------------------------------

TO THE SHAREHOLDERS OF CALTON, INC.

         The Annual Meeting of the Shareholders of CALTON, INC. (the "Company") will be held on Thursday, April 19, 2001 at the Hyatt Regency Orlando International Airport Hotel, 9300 Airport Boulevard, Orlando, Florida at 11:00 a.m., local time, for the following purposes:

1.       To elect three (3) directors.

2. To consider and vote upon a proposal to adopt the Company's Employee Stock Purchase Plan.

3. To consider and vote upon a proposal to approve the grant of options to purchase 62,250 shares of Common Stock to certain officers of the Company's wholly owned subsidiary, eCalton.com, Inc.

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

         Holders of Common Stock of record at the close of business on March 12, 2001 are entitled to notice of and to vote at the meeting.

                                             By Order of the Board of Directors,

                                             MARY H. MAGEE
                                               SECRETARY

Red Bank, New Jersey
March 19, 2001

         YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. IF YOU ARE UNABLE TO DO SO, PLEASE MARK, SIGN AND DATE THE ACCOMPANYING PROXY AND MAIL IT AT ONCE IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

                                  CALTON, INC.

                              --------------------

                                 PROXY STATEMENT

                              --------------------

         GENERAL INFORMATION

         This Proxy Statement is furnished to the holders of Calton, Inc. (the "Company" or "Calton") Common Stock, $.05 par value ("Common Stock"), in connection with the solicitation of proxies for use at the annual meeting of shareholders to be held on April 19, 2001, and at any adjournment thereof (the "meeting" or "annual meeting"), pursuant to the accompanying Notice of Annual Meeting of Shareholders. Holders of Common Stock are referred to herein collectively as the "shareholders." Forms of proxies for use at the meeting are also enclosed. The Company anticipates mailing this Proxy Statement to its shareholders on or about March 19, 2001. The executive offices of the Company are located at 2013 Indian River Boulevard, Vero Beach, Florida 32960.

         Shareholders may revoke the authority granted by their execution of proxies at any time before the effective exercise of proxies by filing written notice of such revocation with the secretary of the meeting. Presence at the meeting does not of itself revoke the proxy; however, a vote cast at the meeting by written ballot will revoke the proxy. All shares represented by executed and unrevoked proxies will be voted in accordance with the specifications therein. Proxies submitted without specification will be voted FOR the election of the nominees for director named herein, FOR the proposal to adopt the Employee Stock Purchase Plan and FOR the proposal to approve the grant of options to certain officers of the Company's wholly owned subsidiary, eCalton.com, Inc. Management is not aware at the date hereof of any matters to be presented at the meeting other than the election of the directors and the proposals described above. If any other matter is properly presented, the persons named in the proxy will vote thereon according to their best judgment.

         Proxies for use at the meeting are being solicited by the Board of Directors of the Company. The cost of preparing, assembling and mailing the proxy material is to be borne by the Company. It is not anticipated that any compensation will be paid for soliciting proxies, and the Company does not intend to employ specially engaged personnel of the Company or other paid solicitors in the solicitation of proxies. It is contemplated that proxies will be solicited principally through the mail, but directors, officers and employees of the Company may, without additional compensation, solicit proxies personally or by telephone, facsimile transmission or letter.

         VOTING SECURITIES

         The voting securities entitled to vote at the meeting consist of shares of Common Stock, with each share entitling its owner to one vote on an equal basis. On March 12, 2001, the number of outstanding shares of Common Stock was 4,149,356. Only shareholders of record on the books of the Company at the close of business on March 12, 2001 will be entitled to vote at the meeting. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy, will constitute a quorum at the meeting. The affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote, is required for the election of directors. The proxy card provides space for a shareholder to withhold votes for any nominee for the Board of Directors. Each of the proposal to adopt the Employee Stock Purchase Plan and the proposal to approve the grant of options to certain officers of eCalton.com, Inc. must be approved by a majority of the votes cast at the meeting on such proposal.

         All votes will be tabulated by the inspector of election appointed at the meeting who will separately tabulate affirmative votes, negative votes, authority withheld for any nominee for director, abstentions and broker non-votes. Authority withheld will be counted toward the tabulation of the votes cast on the election of directors and will have the same effect as a negative vote. Under New Jersey law, any proxy submitted and containing an abstention or broker non-vote will not be counted as a vote cast on any matter to which it relates and, accordingly, will have no effect on the outcome of the vote. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the annual meeting.

         Except as otherwise indicated, share information contained in this Proxy Statement has been adjusted to reflect a one-for-five reverse stock split effected May 31, 2000.

         PRINCIPAL SHAREHOLDERS

         The following table sets forth information with respect to each person who, as of March 12, 2001, is known by the Company to be the beneficial owner (as defined in Rule 13d-3 ("Rule 13d-3") of the Securities Exchange Act of 1934) of more than five percent (5%) of the Company's Common Stock. Except as set forth in the footnotes to the table, the shareholders have sole voting and investment power over such shares:

                                                     AMOUNT AND             PERCENT
                                                     NATURE OF                 OF
NAME OF BENEFICIAL OWNER                        BENEFICIAL OWNERSHIP         CLASS
------------------------                        --------------------         -----
Anthony J. Caldarone ....................           1,395,750(1)             32.9%
Joyce P. Caldarone ......................           1,395,750(2)             32.9%

----------

(1) Includes an aggregate of 456,240 shares held by Joyce P. Caldarone, Mr. Caldarone's wife, as to which shares he disclaims any beneficial interest, and 88,000 shares subject to stock options within are exercisable within 60 days of March 12, 2001 ("Currently Exercisable Stock Options").

(2)      Includes an aggregate of 939,510 shares beneficially owned by Anthony
         J. Caldarone, Mrs. Caldarone's husband, as to which shares she disclaims any beneficial interest.

         SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth information, as of March 12, 2001, with respect to the beneficial ownership (as defined in Rule 13d-3) of the Company's Common Stock by each director and nominee for director, each of the Named Officers (as defined in the section captioned "Executive Compensation") who is currently an officer of the Company and by all directors and executive officers as a group. Except as set forth in the footnotes to the table, the shareholders have sole voting and investment power over such shares.

                                                     AMOUNT AND          PERCENT
                                                     NATURE OF              OF
NAME OF BENEFICIAL OWNER                        BENEFICIAL OWNERSHIP      CLASS
------------------------                        --------------------      -----
Anthony J. Caldarone ............................    1,395,750            32.9%
J. Ernest Brophy ................................       16,011              (3)
Mark N. Fessel ..................................       17,307              (3)
Frank Cavell Smith, Jr ..........................       10,000              (3)
Kenneth D. Hill .................................       58,580              (3)
Robert E. Naughton ..............................        4,000              (3)
Gerald W. Stanley ...............................        2,829              (3)
All Directors and Executive Officers as
   a Group (11 persons)(1)(2)(4)(5) and (6) .....    1,554,600            35.9%

----------

(1) Includes an aggregate of 456,240 shares held by Joyce P. Caldarone, Mr. Caldarone's wife, as to which shares he disclaims any beneficial interest, and 88,000 shares subject to Currently Exercisable Stock Options.

(2)      Includes 10,000 shares subject to Currently Exercisable Stock Options.


(3) Shares beneficially owned do not exceed 1% of the Company's outstanding Common Stock.

(4) Includes 8,000 shares held by Mr. Hill's spouse, as to which shares he disclaims any beneficial interest, and 42,000 shares subject to Currently Exercisable Stock Options.

(5)      Includes 4,000 shares subject to Currently Exercisable Stock Options.

(6)      Includes 17,668 shares subject to Currently Exercisable Stock Options.

                              ELECTION OF DIRECTORS

         The Company's by-laws provide that the Board of Directors shall consist of not fewer than three nor more than fifteen members. The Board of Directors is divided into four classes, with each class to hold office for a term of four years and the term of office of one class to expire each year. The Board of Directors has fixed the number of directors at seven, three of whom are to be elected at the 2001 Annual Meeting, two whose terms expire at the annual meeting in 2002, one whose term expires at the annual meeting in 2003, and one whose term expires at the annual meeting in 2004.

         Gerald W. Stanley, Anthony J. Caldarone and Robert E. Naughton are the incumbent directors whose terms expire at the 2001 annual meeting. Mr. Stanley has been nominated to stand for election at the meeting to hold office until the 2003 annual meeting. Mr. Caldarone and

Mr. Naughton have been nominated to stand for reelection at the meeting to hold office until the 2005 annual meeting. It is the intention of the persons named in the accompanying proxy to vote, unless otherwise instructed, in favor of each of the nominees identified above. If any nominee should be unable to serve, the proxies will be voted for the election of a substitute nominee, if any, designated by the Board of Directors. The Company is not aware of any reason why any nominee, if elected, would be unable to serve as a director.

         Set forth below is certain biographical information with respect to the nominees for election to the Board and the directors whose terms of office will continue after the 1999 annual meeting.

NOMINEE FOR ELECTION FOR A TWO-YEAR TERM EXPIRING AT THE 2003 ANNUAL MEETING

         GERALD W. STANLEY. Gerald W. Stanley, age 60, was appointed to the Company's Board of Directors in July 2000. Mr. Stanley currently serves as an independent consultant. From January 1996 to October 1999, he served as President and Chief Executive Officer of Real 3D, Inc., a computer graphics technology firm. From 1986 through December, 1995 he served as a consultant to venture capital firms, numerous Fortune 500 and start-up companies, with a focus on advanced computing, communications technologies and international market development. From 1982 to 1985 he served as Vice President and General Manager of the Manufacturing Systems Division of Martin Marietta Data Systems. He was a founder of Apollo Computer, Inc. and served as Vice President of Marketing, Sales and Customer Service of that company from 1980 to 1982.

NOMINEES FOR ELECTION FOR A FOUR-YEAR TERM EXPIRING AT THE 2005 ANNUAL MEETING.

         ANTHONY J. CALDARONE. Mr. Caldarone, age 63, was reappointed as Chairman, President, Chief Executive Officer and a Director of Calton in November 1995, having previously served in such capacities from the inception of the Company in 1981 through May 1993. From June 1993 through October 1995, Mr. Caldarone served as a Director of the Company.

         ROBERT E. NAUGHTON. Mr. Naughton, age 63, has served as a Director of Calton since April 1999. He has served as Executive Vice President of the Company's wholly-owned subsidiary, eCalton.com, Inc. since December 2000. He served as a consultant to eCalton.com from July 2000 through November 2000. From 1990 until July 2000, he served as President and CEO of SIG, Inc., an information technology consulting firm specializing in network design and management, technology transition, business profit improvement, project management, e business and staff augmentation. Prior to 1990, Mr. Naughton held management positions with AGS Information Services, Compuware and SPR Corporation. He has 24 years of experience in the information technology industry, including sales, marketing, recruiting and P&L management.

DIRECTOR CONTINUING IN OFFICE UNTIL 2003 ANNUAL MEETING.

         MARK N. FESSEL. Mr. Fessel, age 43, has served as a Director of Calton since May 1993. Since 1985, Mr. Fessel has owned and operated a real estate company and has acted as principal in numerous commercial and residential real estate developments throughout the northeast. In

1984, Mr. Fessel served as the Vice President of Acquisitions of the Meredith Organization, a nationally recognized real estate developer.

DIRECTORS CONTINUING IN OFFICE UNTIL 2002 ANNUAL MEETING.

         KENNETH D. HILL. Mr. Hill, age 59, has served as a Director of Calton since April 1999. He is currently Chief Executive Officer of the Company's wholly owned subsidiary, eCalton.com, Inc. Since 1975, he has founded and managed computer related companies, including NASTEC Corporation, a developer of computer-aided software engineering development tools, from 1982 until its acquisition in 1987, and Multiple Technologies Corporation, a consulting and application development company, from 1975 to 1982. From January 1994 through February 1996, he was employed as a consultant by KDH Enterprises, Inc. From March 1997 through April 1998, Mr. Hill served as President and Chief Executive Officer of DataTell Solutions, Inc., a regional systems integration company that filed for federal bankruptcy protection in May 1998. He served as President and Chief Executive Officer of National AmeriServe, Inc., an internet business solutions provider, from May 1998 through October 1998, when it merged with iAW, Inc., the predecessor of eCalton.com, Inc.

         J. ERNEST BROPHY. Mr. Brophy, age 75, a self-employed attorney and Certified Public Accountant specializing in tax consultation to clients engaged in the construction business, was reappointed as a Director of Calton in November 1995, having served in such capacity from March 1983 through November 1985 and from April 1986 until through May 1993. From 1992 through March 1996, Mr. Brophy served as Chief Financial Officer and a director of Hurdy-Gurdy International, Inc., a company that marketed sorbet products.

DIRECTOR CONTINUING IN OFFICE UNTIL 2004 ANNUAL MEETING

         FRANK CAVELL SMITH, JR. Mr. Smith, age 54, has served as a Director of Calton since May 1993. Since 1990, Mr. Smith has been associated with the MEG Companies as a Senior Consultant responsible for corporate real estate consulting activities. From 1977 to 1990, Mr. Smith served as a Real Estate Consultant and Real Estate Development Manager for The Spaulding Co., Inc. Mr. Smith also is an adjunct faculty member at Boston University and a member of the Board of Trustees of Shelter, Inc.

         MEETINGS OF THE BOARD OF DIRECTORS; COMMITTEES

         During the fiscal year ended November 30, 2000, the Board of Directors held seven (7) meetings and acted by unanimous written consent on five (5) occasions. During fiscal 2000, each member of the Company's current Board of Directors attended at least 75% of the meetings of the Board of Directors and all of the meetings of the committees on which he served. See the section captioned "Directors' Compensation" for a discussion of fees paid by the Company to its directors for their services.

         During fiscal 2000, the Board of Directors had two standing committees: the Audit Committee and the Compensation Committee.

         The Audit Committee currently consists of Mr. Brophy, Mr. Smith and Mr. Stanley. The functions performed by the Audit Committee are, among other things, to recommend to the

Board of Directors the auditors to be engaged as the Company's independent public accountants, to review the proposed plan and scope for the annual audit and the results of such audit when completed, to review the services rendered by the auditors and the fees charged for such services, to determine the effect, if any, on the independent public accountants' independence of the performance of any non-audit services and to review the plan, scope and results of the Company's internal audit operations. During fiscal 2000, the Audit Committee held four (4) meetings. See "Report of Audit Committee."

         Messrs. Fessel and Mr. Naughton currently serve as members of the Compensation Committee. From April 2000 through November 2000, Mr. Naughton served in place of Mr. Smith on the Compensation Committee. When Mr. Naughton became an employee of eCalton.com, Inc. in December 2000, Mr. Smith replaced Mr. Naughton as a member of the Compensation Committee. The Compensation Committee reviews and approves compensation for executive employees of the Company on a periodic basis, subject to approval of the Board, and administers the Company's Incentive Compensation Plan, the 1996 Equity Incentive Plan (the "1996 Option Plan"), the Amended and Restated 1993 Non-Qualified Stock Option Plan (the "1993 Option Plan") and the 2000 Equity Incentive Plan (the "2000 Option Plan" and collectively with the 1993 Option Plan and the 1996 Option Plan, the "Option Plans"). The Compensation Committee will also administer the Employee Stock Purchase Plan if the proposal to adopt the plan is approved at the meeting. During fiscal 2000, the Compensation Committee held one (1) meeting and acted by unanimous written consent on three (3) occasions.

                             EXECUTIVE COMPENSATION

         The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company and its subsidiaries for the fiscal years ended November 30, 2000, 1999 and 1998 of the Chief Executive Officer of the Company in fiscal 2000 and the other executive officers of the Company who earned salary and bonuses in fiscal 2000 in excess of $100,000 (collectively, the "Named Officers"):


                                                                                            LONG TERM
                                                    ANNUAL COMPENSATION AWARDS             COMPENSATION
                                                    --------------------------         --------------------
                                                                                              AWARDS
                                                                                              ------             ALL OTHER
          NAME AND                                                                          SECURITIES         COMPENSATION
     PRINCIPAL POSITION            YEAR            SALARY($)          BONUS($)(1)       UNDERLYING OPTIONS        ($)(2)
-----------------------------     ------          ------------       --------------     ------------------     ------------
Anthony J. Caldarone               2000           $   275,000        $         ---           100,000(3)        $ 10,093
   Chairman, Chief                 1999               275,000                  ---           200,000             15,672
   Executive Officer               1998               275,000              350,000           600,000             17,855
   & President
Kenneth D. Hill                    2000               120,000                  ---               ---                ---
   Chief Executive Officer of      1999                45,000                  ---           120,000                ---
   eCalton.com, Inc. (4)           1998                   ---                  ---               ---                ---
David J. Coppola                   2000                70,260                  ---             8,000(5)         109,043 (6)
   Former Vice President           1999                85,000               25,000            40,000                688
   & Treasurer (7)                 1998                   ---                  ---               ---                ---

---------------

(1) Represents amounts accrued in fiscal 2000, 1999 and 1998 and paid in the subsequent fiscal year to the Named Officers pursuant to the Company's Incentive Compensation Plan (the "Incentive Plan"). The Incentive Plan provides for an incentive compensation pool equal to ten percent (10%) of the Company's annual pre-tax income, subject to certain adjustments to pre-tax income that may be made by the Compensation Committee to remove the effect of events or transactions not in the ordinary course of the Company's operations. No awards were made under the Incentive Plan for fiscal 2000. Officers and key operations and senior corporate management employees (the "Eligible Employees") of the Company and its subsidiaries are eligible for participation in the Incentive Plan. In addition, a portion of the incentive compensation pool established under the Incentive Plan may be used for bonuses to full time employees who do not otherwise have an opportunity to obtain a specified level of commissions or bonuses. The Eligible Employees are determined each fiscal year by the Compensation Committee based on the recommendations of the President and Chief Executive Officer of the Company. An Eligible Employee may not receive a distribution from the incentive compensation pool for any fiscal year that exceeds the lesser of twenty percent (20%) of the available incentive compensation pool or one hundred percent (100%) of the Eligible Employee's base salary for such fiscal year, unless otherwise provided in the Eligible Employee's employment agreement with the Company. The Compensation Committee ultimately determines the percentage, if any, of the incentive compensation pool for a fiscal year to be awarded to an Eligible Employee.

(2) Includes cost of premiums paid by the Company under a program which provides officers of the Company with additional life insurance (supplementing the coverage available under the Company's group life insurance plan) as follows: Mr. Caldarone - $10,093 and Mr. Coppola - $759.

(3) Represents shares underlying options granted in January 2001 for services rendered in fiscal 2000.

(4)      Mr. Hill was not an executive officer of the Company in fiscal 1998.

(5)      Represents shares subject to options repriced in July 2000.

(6) Represents accrued vacation and severance pay to Mr. Coppola in connection with the termination of his employment in September 2000.

(7)      Mr. Coppola was not an executive officer of the Company in fiscal 1998.

         DIRECTORS' COMPENSATION

         Members of the Board of Directors who are not full time employees of Calton were each entitled in fiscal 2000 to annual compensation of $20,000 for service as a director. Calton paid or accrued a total of $95,900 in director fees to members of the Board of Directors during fiscal year 2000 ($14,650 of which was paid in the form of Common Stock pursuant to elections permitted under the 1996 Option Plan). In addition, Mr. Naughton was paid an aggregate of $32,484 in consulting fees in fiscal 2000 in connection with the Company's development of an information technology consulting business in Houston, Texas. Directors are reimbursed for travel expenses incurred in connection with attendance at Board and committee meetings. Directors who are not full time employees are paid a participation fee of $1,000 for each committee meeting attended. In addition, each non-employee director is awarded options to purchase 2,000 shares of the Company's Common Stock each time such director is elected or re-elected to the Board of Directors and each time that an annual meeting of shareholders is held during the term of such director. In order to receive the award, an incumbent non-employee director must have attended 75% of all Board meetings and 75% of all meetings of Board committees of which the director is a member during the prior 12 months. Options to purchase an aggregate of 8,000 shares of Common Stock at an exercise price of $8.75 per share (the fair market value of the Common Stock on the date of grant) were granted to non-employee directors pursuant to this arrangement in fiscal 2000.

         EMPLOYMENT AGREEMENT WITH CHIEF EXECUTIVE OFFICER

         Effective November 21, 1995, the Company entered into an Employment Agreement (the "Employment Agreement") with Anthony J. Caldarone, Chairman, President and Chief Executive Officer of the Company. The term of the Employment Agreement will end on November 30, 2001. Pursuant to the Employment Agreement, Mr. Caldarone will receive a minimum annual salary of $250,000 ("Base Compensation") which may be increased by the Board or a committee thereof. In January 1998, the Compensation Committee fixed Mr. Caldarone's annual salary at $275,000. Mr. Caldarone is entitled to participate in any bonus compensation or benefit plan or arrangement provided by the Company to its employees or senior level executives, including the Company's Incentive Plan. Under the Employment Agreement, Mr. Caldarone may be awarded up to thirty percent (30%) of the Incentive Plan's designated incentive compensation for any fiscal year and, subject to such limitation, is entitled to not less than one-half of the average percentage that all awards to other Eligible Participants are of the respective Eligible Participants' base salary for the relevant fiscal year. Mr. Caldarone is entitled to be reimbursed by the Company for certain automobile expenses and was granted options to purchase 100,000 shares of Common Stock under the 1996 Option Plan pursuant to the Employment Agreement.

         If the Employment Agreement is terminated by reason of Mr. Caldarone's death, the Company is obliged to reimburse Mr. Caldarone's designated beneficiaries the cost of COBRA benefits, other than long-term disability coverage, for a period of 18 months following the date of death. If the Employment Agreement is terminated by reason of Mr. Caldarone's disability, Mr. Caldarone will be entitled to receive a lump sum cash payment equal to one year's Base Compensation (the "Severance Compensation") from the Company as well as the cost of COBRA benefits, other than long-term disability, for him and his family for a period of 18 months following the date of termination, and continue to participate in any group life insurance or supplemental life insurance program of the Company then in effect for a period of 18 months following the date of termination (collectively, the "Severance Benefits"). The Company may terminate the Employment Agreement for just cause in the event Mr. Caldarone is convicted of a felony in connection with his duties as an officer of the Company, if the commission of such felony resulted in a personal financial benefit to Mr. Caldarone. Upon termination for just cause by the Company, Mr. Caldarone is not entitled to receive any Severance Compensation or Severance Benefits. If the Company terminates the Employment Agreement without just cause, Mr. Caldarone is entitled to the Severance Compensation and Severance Benefits. If the Company terminates the Employment Agreement by issuing a notice of non-extension, Mr. Caldarone is entitled to receive a lump sum cash payment equal to one year's Base Compensation as well as the Severance Benefits. Mr. Caldarone may terminate the Employment Agreement for just cause and receive Severance Compensation and Severance Benefits, if (i) the Board fails to re-elect him as each of Chairman, President and Chief Executive Officer of the

Company, (ii) the Board significantly reduces the nature and scope of his authorities, powers, duties and functions, (iii) the Company breaches any material covenant of the Employment Agreement or (iv) the Company consents to Mr. Caldarone's retirement. If Mr. Caldarone terminates the Employment Agreement without just cause or by issuing a notice of non-extension, he is not entitled to the Severance Compensation or Severance Benefits. After the date of termination of Mr. Caldarone's employment for any of the reasons specified herein and in the Employment Agreement, Mr. Caldarone will not receive any further salary payments under the Employment Agreement.

         For the term of the Employment Agreement and for a period of twelve
(12) months following termination of Mr. Caldarone's employment, other than for just cause by the Company or without just cause by Mr. Caldarone, Mr. Caldarone is restricted from competing with the Company in the homebuilding business in certain regions if the Company is actively engaged in the homebuilding business.

         OPTION GRANTS

         Shown below is further information with respect to grants of stock options in fiscal 2000 to the Named Officers by the Company which are reflected in the Summary Compensation Table set forth under the caption "Executive Compensation."

                                                       INDIVIDUAL GRANTS
                                --------------------------------------------------------------
                                                                                                  POTENTIAL REALIZABLE VALUE
                                   NUMBER OF        PERCENT OF                                    AT ASSUMED ANNUAL RATES OF
                                   SECURITIES      TOTAL OPTIONS                                   STOCK PRICE APPRECIATION
                                   UNDERLYING       GRANTED TO      EXERCISE OR                         FOR OPTION TERM
                                    OPTIONS        EMPLOYEES IN      BASE PRICE     EXPIRATION    ---------------------------
             NAME                GRANTED (#)(1)     FISCAL YEAR        ($/SH)          DATE           5% ($)         10% ($)
             ----                --------------    ------------     -----------     ----------     ---------     -----------
Anthony J. Caldarone........       100,000 (2)          27.1%           $4.26         1/25/06        117,704         260,073
Kenneth D. Hill.............           ---             ---             ---              ---              ---             ---
David J. Coppola............         8,000 (4)           2.1             4.50         1/27/05         21,244          53,129

---------------

(1) Represents shares of Common Stock underlying options granted in January 2001 for services rendered in fiscal 2000.

(2) These options are exercisable cumulatively in four equal annual installments commencing on the first anniversary of the date of grant.

(3) Represents shares of Common Stock underlying options which were repriced in July 2000. These options are exercisable in five equal annual installments commencing on January 27, 2001.

         OPTION EXERCISES AND FISCAL YEAR-END VALUES

         Shown below is information with respect to options exercised by the Named Officers during fiscal 2000 and the value of unexercised options to purchase the Company's Common Stock held by the Named Officers at November 30, 2000.



                                                                 NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                                UNDERLYING UNEXERCISED                 IN-THE-MONEY
                                                              OPTIONS HELD AT FY-END (#)         OPTIONS AT FY-END ($)(1)
                                                              --------------------------         ------------------------
                             ACQUIRED ON       VALUE
           NAME              EXERCISE(#)    REALIZED($)     EXERCISABLE   UNEXERCISABLE      EXERCISABLE    UNEXERCISABLE
           ----              -----------    -----------     -----------   -------------      -----------    -------------
Anthony J. Caldarone....          ---            $---          140,000            120,000       $165,000              (2)
Kenneth D. Hill.........          ---             ---           80,000             40,000            (2)              (2)
David J. Coppola........        4,000          53,252           16,000                ---          5,495              ---

---------------

(1) Represents market value of shares covered by in-the-money options on November 30, 2000. The closing price of the Common Stock on such date was $3.375. Options are in-the-money if the market value of shares covered thereby is greater than the option exercise price.

(2) Exercise price of options exceeded closing price of Common Stock on November 30, 2000.

REPORT ON OPTION REPRICING

         In July 2000, the Compensation Committee examined the market price of the Company's Common Stock over a period of time and determined that the exercise price of certain stock options issued under the Company's Option Plans were consistently higher than the average market price of the Company's Common Stock over the period of time studied. The Compensation Committee concluded that such stock options were not providing the desired incentive to certain employees of the Company whom the Compensation Committee believed were making and were expected to continue to make substantial contributions to the successful growth of the Company's business. In order to make the incentive feature of certain options more meaningful to the employees whom the Company believes are important to the future growth and success of the Company, the Compensation Committee, which administers the Option Plans, approved an adjustment in the exercise price of certain options to $4.50. The last reported sales price of the Company's Common Stock on the American Stock Exchange on July 19, 2000, the date of the adjustment, was $4.00. The repriced options retained their original vesting status and expiration dates. The Compensation Committee believes that the repricing of such options has had the desired effect and will, once again, provide employees of the Company with an attractive opportunity for increased equity ownership and a meaningful incentive to remain in the employ of the Company for the long term. Certain of the Named Officers of the Company were among those employees who had stock options repriced.

COMPENSATION COMMITTEE

Mark N. Fessel
Frank C. Smith
Robert E. Naughton (former Compensation Committee member)

         Shown below is information with respect to all repricings of options held by any executive officer of the Company during the ten fiscal years ended November 30, 2000.


                           Ten-Year Option Repricings
                                                                                                          Length of
                                          Number of                                                       Original
                                          Securities     Market Price                                    Option Term
                                          Underlying      of Stock at     Exercise Price                Remaining at
                                           Options          Time of         at Time of         New         Date of
                                         Repriced or     Repricing or      Repricing or     Exercise      Repricing
           NAME                DATE      AMENDED ($)     Amendment ($)    Amendment ($)       PRICE       AMENDMENT
           ----                ----      -----------     ------------    -------------      --------    -----------
Kelly S. McMakin Senior
   Vice President &
   Treasurer ...........     7/19/00        10,000           $4.00           $12.65           $4.50     9 yr 5 mo.
Christopher J. Burk Vice
   President............     7/19/00        20,000           $4.00           $12.65           $4.50     9 yr 5 mo.
Maria F. Caldarone Vice
   President............     7/19/00        10,000           $4.00           $12.65           $4.50     9 yr 5 mo.
Laura Camisa
   Vice President.......     7/19/00         4,000           $4.00           $12.65           $4.50     9 yr 5 mo.
David J. Coppola Former
   Vice President and
   Treasurer............     7/19/00         8,000           $4.00           $12.65           $4.50     9 yr 5 mo.
Bradley A. Little            1/28/97         5,000 (1)       $2.05            $2.65           $2.05     9 yr 3 mo.
   Senior Vice               1/28/97        12,000 (1)        2.05             2.50            2.05     8 yr
   President-Finance         1/28/97        20,000 (1)        2.05             2.50            2.05     8 yr 6 mo.
   and                       4/18/95        12,000 (1)        2.50             3.60            2.50     9 yr 9 mo.
   Treasurer............     4/18/95        20,000 (1)        2.50             9.70            2.50     8 yr 3 mo
Robert A. Fourniadis         1/28/97         2,000 (1)       $2.05            $2.65           $2.05     9 yr 3 mo.
   Senior Vice               1/28/97        12,000 (1)        2.05             2.50            2.05     8 yr
   President-Legal           1/28/97        20,000 (1)        2.05             2.50            2.05     8 yr 6 mo.
   and                       4/18/95        12,000 (1)        2.50             3.60            2.50     9 yr 9 mo.
   Secretary............     4/18/95        20,000 (1)        2.50             9.70            2.50     8 yr 3 mo
Douglas T. Noakes Former
   Chief Executive Officer
   and President........     5/28/93       112,913 (2)       $8.75 (3)       $50.00 (3)       $7.65     12 yr 1 mo.

(1) Reflects a 1 for 5 reverse stock split effected on May 31, 2000. These options are no longer outstanding. Information with respect to these options is provided pursuant to Securities and Exchange Commission regulations.

(2) After giving effect to a 1 for 20 reverse stock split effected on May 28, 1993 and a 1 for 5 reverse stock split effected on May 31, 2000.

(3) Represents the arithmetic average of the highest and lowest sale prices of the Company's Common Stock (as adjusted for the reverse stock splits described above) on the American Stock Exchange for June 2, 1993, the date the Common Stock issued in connection with the Company's 1993 Plan of Reorganization began trading on the American Stock Exchange. These options are no longer outstanding. Information with respect to these options is provided pursuant to Securities and Exchange Commission regulations.

         CORPORATE PERFORMANCE

         Set forth below is a performance graph which compares the percentage change in the cumulative total shareholder return on the Common Stock of the Company for the period from December 1, 1995 to November 30, 2000, with the cumulative total return over the same period on the American Stock Exchange Market Value Index, the JP Morgan H&Q Internet 100 Index and a former peer group index1 over the same period (assuming the investment of $100 in the Company's Common Stock, the American Stock Exchange Market Value Index, the JP Morgan H&Q Internet Index and the former peer group index on December 1, 1995 and that all dividends were reinvested).

                              [PERFORMANCE GRAPH]

                                                   CUMULATIVE TOTAL RETURN
                                  --------------------------------------------------
                                  11/95    11/96    11/97    11/98    11/99    11/00
                                  -----    -----    -----    -----    -----    -----
CALTON, INC                      100.00    71.43   100.00   242.86   385.83    30.86
AMEX MARKET VALUE                100.00   105.05   124.50   131.18   165.91   171.79
JP MORGAN H & Q INTERNET 100     100.00    84.14    99.36   206.35   620.93   363.26
FORMER PEER GROUP                100.00   111.77   122.44    56.67    84.25    92.30



1 Due to the change in the Company's business which occurred as a result of the sale of the Company's homebuilding operations in December 1998 and its strategic plan to acquire or combine with one or more operating businesses, the Company did not believe it could reasonably identify a peer group of companies engaged in a similar line of business as of November 30, 1999. The companies in the former peer group, which was comprised of companies having similar market capitalizations as of November 30, 1999, are: Collins Industries, Inc., Delphos

Citizens Bancorp, Eufaula Banccorp Inc., Marine Petroleum Trust, MFRI Inc., Mobile America Corp FL, Nanophase Technologies C, Neorx Corp., Oryx Technology Corp., Penn Octane Corp., Urologix Inc., Valley Forge Scientific and Xicor Inc. Due to the increase in the Company's business activities in fiscal 2000 and its adoption of a strategic plan to acquire controlling interests in information technology companies, the Company has replaced the former peer group comparison with a comparison to the JP Morgan HQ Internet 100 Index.

         COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors (the "Compensation Committee" or the "Committee") has furnished the following report on executive compensation.

         The Compensation Committee is currently comprised of independent, non-employee directors. It is charged with the responsibility of reviewing and approving the compensation of the Company's officers and administration of the Company's Incentive Plan, the Option Plans and severance policy for the Company's senior executives.

         The Committee has determined that the Company's policies for compensation, including base compensation, incentive compensation and benefits, should be guided by the marketplace. In recent years, the Committee has determined that the blend of base salary and incentive compensation offered to the Company's executive officers should emphasize performance based incentive compensation over base salary compensation. To accomplish the Committee's compensation objectives for the Company and to attract, motivate and retain key executives for the management and long term success of the Company, the Company has developed compensation programs which provide executive officers a base salary and the opportunity to earn additional compensation based on the profits and overall success of the Company. Compensation programs include salary and incentive plans.

         The Company's executive compensation programs have three principal components: base salary, incentive compensation awards and stock option grants. Factors considered when determining the base salary for an officer of the Company include the position of the officer, the amount of responsibility associated with such position, past performance of such responsibilities, dedication to the pursuit of achieving individual and Company goals and the overall results of the Company. The Committee believes that the base salaries of the Company's executive officers are generally below or similar to the amounts paid to comparable officers at other companies of the same or similar size and in the businesses currently and previously conducted by the Company, and, therefore, incentive compensation in the form of awards under the Incentive Plan and stock option grants are key components of the total compensation paid or awarded to officers of the Company. The type and amount of incentive compensation is a function of the performance of both Company and individual participants in the particular plan. For example, the Company's Incentive Plan is a cash based plan directly linked to the Company's financial performance while the Option Plans provide a method whereby the officers can share in the long-term growth and success of the Company. The Committee believes these components collectively provide an appropriate relationship between an executive's compensation and the Company's financial performance.

         The Compensation Committee reviews the performance of the Chief Executive Officer and other officers of the Company annually. The Compensation Committee makes recommendations to the Board with respect to salaries and determines awards to be made under the Incentive Plan. The Compensation Committee also determines recipients of, and the number of shares to be covered by, options granted under the Option Plans to all employees, including officers. Incentive compensation and stock option grants for executive officers are determined by evaluating the performance of the individuals reviewed, their contributions to the performance of the Company, their responsibilities, experience and potential, their period of service at current salary and compensation practices for comparable positions at other companies. Financial results, nonfinancial measures and the Chief Executive Officer's evaluation of other executive officers are considered.

         In November 1995, the Board of Directors appointed Anthony J. Caldarone as Chairman, President and Chief Executive Officer of the Company. Mr. Caldarone had previously served in such capacity from the inception of the Company in 1981 through May 1993. In connection with the appointment of Mr. Caldarone as Chairman, President and Chief Executive Officer, the Board approved an employment agreement between the Company and Mr. Caldarone which provides for a minimum base salary of $250,000 per year. In approving the employment agreement and the compensation payable thereunder, the Board considered the compensation paid to chief executive officers of similarly situated companies, as well as Mr. Caldarone's qualifications and prior experience in serving in such capacity. See "Employment Agreement with Chief Executive Officer" for a more detailed description of the terms of the employment agreement between the Company and Mr. Caldarone. In January 2001, the Committee reviewed Mr. Caldarone's compensation, considering the fact that Mr. Caldarone had received only one increase in salary (which increased his annual base salary to $275,000) since his return to the Company in 1995. Based upon this information, and the Committee's desire to provide a further incentive to Mr. Caldarone to further develop and execute the Company's strategic plan to enhance shareholder value, the Committee granted Mr. Caldarone options to purchase 100,000 shares of Common Stock at an exercise price of $4.26 per share (110% of the fair market value on the date of the grant).

         In 1993, the Internal Revenue Code of 1986, as amended (the "Code"), was amended to add Section 162(m). Section 162(m) places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to certain of the Company's highest paid executives. Certain performance based compensation that has been approved by shareholders is not subject to the deduction limit. The Company believes that compensation paid to its officers under all of its compensation plans, except the Incentive Plan, options to acquire 163,000 shares of Common Stock under the 1993 Option Plan and options to acquire 280,000 shares of Common Stock granted pursuant to certain employment agreements entered into in connection with the Company's acquisition of iAW, Inc, will qualify as performance based compensation, and will therefore be exempt from the $1,000,000 deduction limit. See "Certain Relationships and Related Party Transactions."

         COMPENSATION COMMITTEE:

         Mark N. Fessel
         Frank Cavell Smith, Jr.
         Robert E. Naughton (former Compensation Committee member)

                          REPORT OF THE AUDIT COMMITTEE

         The Audit Committee operates under a written charter adopted by the Board of Directors which is annexed to this Proxy Statement as Exhibit A. J. Ernest Brophy, Frank C. Smith, Jr. and Gerald W. Stanley are the members of the Audit Committee. The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Company's Annual Report with management..

         The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, the matters required to be discussed by Statement on Accounting Standard No. 61 (Communications with Audit Committees). In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board.

         In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended November 30, 2000 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
J. Ernest Brophy
Frank C. Smith, Jr.
Gerald W. Stanley

                COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

         Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file.

         Based solely on the Company's review of the copies of such forms it has received, the Company believes that all of its executive officers, directors and greater than ten percent shareholders complied with all filing requirements applicable to them with respect to events or transactions during fiscal 2000, except that the Form 4 required to be filed by Robert E. Naughton to report a sale of Common Stock by his wife in March 2000 and a Form 4 required to be filed to report a purchase of Common Stock by him in May 2000 were filed late. In addition, the Form 3 required to be filed by Maria F. Caldarone, Vice President of the Company, in February 2000 was filed in March 2000.

         PROPOSAL TO ADOPT THE CALTON, INC. EMPLOYEE STOCK PURCHASE PLAN

         INTRODUCTION

         There will be presented at the meeting a proposal to approve and adopt the Calton, Inc. Employee Stock Purchase Plan (the "Stock Purchase Plan"). The Board of Directors of the Company approved and adopted the Stock Purchase Plan, subject to shareholder approval, at a meeting of the Board of Directors in October 2000. The Board of Directors believes that the Stock Purchase Plan would advance the best interests of the Company and its shareholders since the Board of Directors believes the adoption of the Stock Purchase Plan will improve employee morale and increase employee interest and involvement in the growth and development of the Company's business by allowing employees to use salary deductions to invest in the Company's Common Stock pursuant to a plan which is intended to qualify as an "employee stock purchase plan" within the meaning of
Section 423 of the Code. The Stock Purchase Plan is neither a pension, profit-sharing, nor stock bonus plan designed to qualify under Section 401(a) of the Code nor an employee benefit plan subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

SUMMARY OF PROVISIONS OF STOCK PURCHASE PLAN

         The Stock Purchase Plan, if approved by the Company's shareholders, would be administered by the Compensation Committee which will have the authority to interpret the provisions of the Stock Purchase Plan and to prescribe, amend and rescind rules and regulations relating to the Stock Purchase Plan. If approved by the Company's shareholders, the Stock Purchase Plan will provide for the issuance of up to an aggregate of 175,000 shares of common stock to participating employees. The Stock Purchase Plan provides that the number of shares authorized for issuance under the Stock Purchase Plan will automatically increase annually by 2% of the outstanding number of shares of Common Stock, up to a maximum of an additional 75,000 shares of Common Stock per year.

         The Stock Purchase Plan will be administered by the Compensation Committee. All employees who have completed three months of employment and whose customary employment is more than 20 hours per week and for more than five months in any calendar year are eligible to participate in the Stock Purchase Plan. The right to purchase Common Stock under the Stock Purchase Plan will be made available through a series of offerings. The Committee will specify the term of each offering period and any interim payment periods within the offering period. On the first day of an offering period, the Company will grant to each eligible employee who has elected in writing to participate in the Stock Purchase Plan an option to purchase shares of common stock. The employee will be required to authorize an amount, between 1% and 15% of the employee's compensation, to be deducted from the employee's pay during the offering period. On the last day of each payment period, the employee will be deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the Stock Purchase Plan, the option exercise price is an amount equal to 85% of the fair market value of one share of common stock on either the first or last day of the payment period, whichever is lower. No employee may be granted an option that would permit the employee's rights to purchase common stock to accrue in excess of $25,000 in any calendar year. Options granted under the Stock Purchase Plan terminate upon an employee's voluntary withdrawal from the plan at any time or upon termination of employment. No options have been granted to date under the Stock Purchase Plan.

         At the end of each offering period, the Company will deposit the number of shares of Common Stock which each participant has purchased into an account established in the participant's name with the Company's transfer agent or at a stock brokerage or other financial services firm designated by the Company. Subject to the terms of the Stock Purchase Plan, a participant may sell or otherwise dispose of shares in his/her account at any time.

FEDERAL INCOME TAX CONSEQUENCES

         The Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code. Generally, neither the grant nor the exercise of an option under the Stock Purchase Plan will have immediate tax consequences to the employee participants or the Company; provided, that like incentive stock options, the employee participant does not dispose of the shares of Common Stock acquired within two years of the date of grant of the option or one year after the transfer of such shares of Common Stock to the employee participant, and at all times during the period beginning with the date of grant of the option and ending on the day three months before the exercise of an option, the participant was an employee of the Company or a subsidiary of the Company. The amounts deducted from an employee participant's compensation for the purchase of shares of Common Stock under the Stock Purchase Plan will not be excludable from such employee's taxable compensation income and will generally be deductible by the Company as compensation expense.

         A portion of the gain, if any, recognized by an employee participant upon the disposition of shares of Common Stock acquired under the Stock Purchase Plan will be treated as compensation income to an employee participant, taxable at ordinary federal income tax rates. If such disposition of shares of Common Stock occurs more than two years after the date the option to purchase shares was granted and more than one year after the date of transfer of such shares to the employee participant, or in the event of the death of an employee participant, at any time while owning shares of Common Stock acquired pursuant to the Stock Purchase Plan, the amount of compensation income will be limited to the lesser of (i) the excess of the fair market value of the shares of Common Stock at the time of such disposition over the amount paid for such shares or
(ii) the excess of the fair market value of the shares of Common Stock at the time the option was granted over the amount paid for such shares. Income tax withholding would be required. The Company would not be entitled to a business deduction for the amount of compensation income recognized by the employee participant. The amount of such ordinary compensation income would be added to the employee participant's basis of the shares of Common Stock disposed of and any additional gain recognized by the holder of shares upon such disposition will be taxed as a long-term capital gain.

         If shares of Common Stock acquired pursuant to the Stock Purchase Plan are disposed of within two years of the date of grant of the option or one year of the date of transfer of the shares of Common Stock to the employee participant, then a "disqualifying disposition" within the meaning of Section 421(b) of the Code will have occurred, and the employee participant must recognize ordinary compensation income for the year in which the disqualifying disposition occurred equal to the excess of the fair market value of such shares of Common Stock on the date the option was exercised over the purchase price paid for such shares of Common Stock. Income tax withholding would be required. The Company may claim a business deduction for compensation expense equal to the amount of ordinary compensation income recognized by the employee participant making the disqualifying disposition. The amount of ordinary compensation income recognized by the employee participant will be added to the employee's basis in the shares of Common Stock disposed, and any remaining gain or loss recognized by such employee for such disposition will be short-term or long-term capital gain or loss, depending on the employee's holding period for the shares of Common Stock. Gain or loss related to the disqualifying disposition of any shares of Common Stock held for more than one year will be long-term capital gain or loss.

         The Board of Directors believes that the $1 million deduction limit imposed by Section 162(m) of the Code with respect to compensation paid by the Company to certain officers should not apply in connection with any disposition by an employee participant of shares of Common Stock acquired pursuant to the Stock Purchase Plan and held for the requisite holding periods since the Company is not entitled to a business deduction for the amount of ordinary compensation income recognized by the employee participant. The Board of Directors believes that the $1 million deduction limit imposed by Section 162(m) would apply with respect to the Company's deduction in connection with a disqualifying disposition by certain officers of the Company since the compensation income to be recognized results from the purchase of shares of Common Stock at a discount from fair market value. However, the Board of Directors believes that the potential impact of Section 162(m) with respect to the Stock Purchase Plan is limited, particularly since Mr. Caldarone owns more than 5% of the shares of the Company's outstanding Common Stock and is not eligible to participate in the Stock Purchase Plan.

OTHER INFORMATION

         Employee participants in the Stock Purchase Plan will have all of the rights and privileges of a shareholder of the Company with respect to shares of Common Stock purchased under the Stock Purchase Plan, including, without limitation, the right to vote the shares with respect to any matter requiring shareholder approval and the right to receive dividends. Any option granted under the Stock Purchase Plan is not transferable other than by will or the laws of descent and distribution. In the event of a stock split, share combination or recapitalization, the number of shares reserved under the Stock Purchase Plan, and the number of shares of Common Stock acquired pursuant to the Stock Purchase Plan, shall be appropriately adjusted. When an employee ceases to be eligible to participate in the Stock Purchase Plan, the amount of an employee participant's payroll deductions not yet invested shall be refunded to the participant or the participant's estate. The Stock Purchase Plan shall terminate on November 30, 2010, unless terminated at an earlier date by the Board of Directors, all shares of Common Stock reserved for issuance are issued, or at any other time at the discretion of the Board of Directors. The Board of Directors may amend the Stock Purchase Plan in any respect, subject to shareholder approval if required.

NEW PLAN BENEFITS

         At this time, no options have been granted under the Stock Purchase Plan to any employee of the Company or its subsidiaries, and it is not possible to determine how many eligible employees will participate in the Stock Purchase Plan. However, if the Stock Purchase Plan had been in effect during the Company's entire 2000 fiscal year and each of the employees of the Company who would have been eligible to participate in the Stock Purchase Plan during fiscal 2000 had designated the maximum allowable amount of the their salary earned during fiscal 2000 to purchase shares of the Company's Common Stock pursuant to the terms of the Stock Purchase Plan, then the Named Officers, the current executive officers and the other employees of the Company would have acquired the number of shares of the Company's Common Stock set forth in the following table.

                           ESTIMATED NEW PLAN BENEFITS
                     UNDER THE EMPLOYEE STOCK PURCHASE PLAN

                                                                  MAXIMUM EMPLOYEE            NUMBER OF SHARES OF
NAME AND POSITION                                                CONTRIBUTION ($)(1)          COMMON STOCK (#)(2)
-----------------                                                -------------------          -------------------
Anthony J. Caldarone.................................                $       ---                         ---
   President & Chief Executive Officer (3)
David J. Coppola.....................................                     10,539                       3,673
   Former Vice President and Secretary
Current Executive Officer Group......................                     48,782                      16,979
Non-Executive Officer Director Group (4).............                        ---                         ---
Non-Executive Officer Employee Group.................                    259,240                      90,233

---------------

(1) Maximum employee contribution is based on the deduction of 15% of 2000 compensation and investment of such amount in the Stock Purchase Plan.

(2) Estimated number of shares of Common Stock which would have been acquired pursuant to the Stock Purchase Plan is based on the investment during 2000 of employee contributions on November 30, 2000 at the fair market value of the Common Stock on such date.

(3) Mr. Caldarone owns more than 5% of the outstanding shares of the Company's Common Stock and is not eligible to participate in the Stock Purchase Plan.

(4) Only employees of the Company are eligible to participate in the Stock Purchase Plan.

VOTE REQUIRED

         Approval and adoption by the Company's shareholders of the Stock Purchase Plan requires the affirmative vote of a majority of the votes cast at the meeting by the holders of shares of Common Stock present in person or represented by proxy. Any proxy containing an abstention and any share of Common Stock present at the meeting that has abstained from voting on the proposal to approve the adopt the Stock Purchase Plan will be counted as a negative vote. Broker non-votes will not be counted as a vote cast on this proposal.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL AND ADOPTION OF THE STOCK PURCHASE PLAN.

   PROPOSAL TO APPROVE GRANT OF STOCK OPTIONS TO OFFICERS OF ECALTON.COM, INC.

BACKGROUND

         In July 1999, the Company, through its wholly owned subsidiary, eCalton.com, Inc. ("eCalton"), acquired substantially all of the assets of iAW, Inc., an Internet business solutions provider. In connection with the acquisition, eCalton entered into employment agreements with three of the principals of iAW, Inc. (the "eCalton Officers"), including Kenneth D. Hill, who then served and who continues to serve as a director of the Company, and his son Robert Hill. The employment agreements provided for the grant of options (the "Options") to acquire 120,000 shares of Common Stock to each of the eCalton officers, subject to the condition that if the rules of the American Stock Exchange required shareholder approval of the grant of any portion of the Options, then the grant of the portion of the Options requiring shareholder approval would be subject to shareholder approval. The employment agreements require the Company to seek such approval, if required. The Options become exercisable in three equal annual installments. The first installment became exercisable on July 19, 2000. The exercise price of the Options is $8.15 per share. On March 12, 2001, the closing price of the Common Stock as reported by the American Stock Exchange was $3.62 per share.

         Section 712 of the American Stock Exchange Rules provides, in part, as follows:

                  Approval of shareholders is required (pursuant to a proxy solicitation conforming to SEC proxy rules) as a prerequisite to approval of applications to list additional shares to be issued as sole or partial consideration for an acquisition of the stock or assets of another company in the following circumstances:

                  (a) if any individual director, officer or substantial shareholder of the listed company has a 5% or greater interest (or such persons collectively have a 10% or greater interest), directly or indirectly, in the company or assets to be acquired or in the consideration to be paid in the transaction and the present or potential issuance of common stock, or securities convertible into common stock, could result in an increase in outstanding common shares of 5% or more;

         In May 2000, the American Stock Exchange, in response to an inquiry by the Company, advised the Company that due to Mr. Hill's ownership interest in iAW, Inc., it would require shareholder approval of grant of Options for the number of shares which exceeded five percent (5%) of the shares of Common Stock outstanding at the time of the iAW acquisition transaction. At the time of the iAW acquisition, there were 2,845,000 shares of Common Stock outstanding. As a result, Options with respect to 142,250 shares required shareholder approval. The employment of one of the eCalton officers terminated in September 2000. This termination resulted in the forfeiture of Options to acquire 80,000 shares of Common Stock. As a result, the

Company, as required by the Employment Agreements, is seeking shareholder approval of the grant of Options to acquire 62,250 shares of Common Stock.

CONSEQUENCES IF SHAREHOLDER APPROVAL NOT OBTAINED

         The Employment Agreements provide that if shareholder approval of the grant of the Options is not obtained, the Company and the eCalton Officers will negotiate in good faith to develop an equitable substitute for the Options forfeited by reason of the failure to obtain shareholder approval. The Company and the eCalton Officers have not discussed what any such substitute would be; however, substitute compensation could be in the form of cash or options granted under the Option Plans or a combination of cash and options.

VOTE REQUIRED

         Approval of the proposal to approve the grant of Options to acquire 62,250 shares of Common Stock to the eCalton Officers requires the affirmative vote of a majority of the votes cast at the annual meeting by the holders of Common Stock present in person or represented by proxy and entitled to vote.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE PROPOSAL TO APPROVE THE GRANT OF THE OPTIONS TO THE ECALTON OFFICERS.

                                  ANNUAL REPORT

         The annual report to shareholders for the fiscal year ended November 30, 2000 accompanies this Proxy Statement. PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") has audited the financial statements of the Company for the three fiscal years ended November 30, 2000, which financial statements are contained in the annual report to shareholders. Such annual report, including the audited financial statements contained therein, is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy soliciting material.

                    RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

         Selection of the independent public accountants for the Company is made by the Board of Directors. On November 20, 2000, the Company's Board of Directors approved the engagement of PricewaterhouseCoopers to serve as the Company's independent public accountants for fiscal 2000. PricewaterhouseCoopers has served as the Company's auditors since 1988. The Board of Directors has not yet met to select the Company's independent public accountants for the current fiscal year.

         As previously stated under the caption "Election of Directors," the Company's Board of Directors has an Audit Committee consisting of outside directors, and the present members of the committee are Mr. Brophy, Mr. Smith and Mr. Stanley.

         During fiscal 2000, PricewaterhouseCoopers provided various audit and non-audit services to the Company as follows:


         (a)      AUDIT FEES: Aggregate fees billed for professional services rendered for the audit of the Company's fiscal year 2000
                  annual financial statements and review of financial statements
                  in the Company's Form 10-Q Reports:                                     $124,524

         (b)      FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES:
                                                                                                $0

         (c)      ALL OTHER FEES: Tax Return Review and Consulting Services:              $121,863


         The Audit Committee of the Board has considered whether provision of the services described in sections (b) and (c) above is compatible with maintaining the independent accountant's independence and has determined that such services have not adversely affected PricewaterhouseCooper's independence.

         A representative of PricewaterhouseCoopers will be present at the meeting and will have an opportunity to make a statement if the representative desires to do so. Said representative will also be available to respond to appropriate questions from shareholders of the Company.

                              SHAREHOLDER PROPOSALS

         Shareholder proposals for presentation at the Company's next annual meeting must be received by the Company at its principal executive offices for inclusion in its proxy statement and form of proxy relating to that meeting no later than November 19, 2001. The Company's by-laws contain certain procedures which must be followed in connection with shareholder proposals.

         THE MANAGEMENT OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE NOMINEES TO THE BOARD OF DIRECTORS.

         THE COMPANY SUBMITS TO THE SECURITIES AND EXCHANGE COMMISSION AN ANNUAL REPORT ON FORM 10-K. COPIES OF THE REPORT WILL BE FURNISHED WITHOUT CHARGE UPON WRITTEN REQUEST RECEIVED FROM ANY HOLDER OF RECORD OR BENEFICIAL OWNER OF SHARES OF COMMON STOCK OF THE COMPANY. REQUESTS SHOULD BE DIRECTED TO SHAREHOLDER RELATIONS, CALTON, INC., 125 HALF MILE ROAD, SUITE 206, RED BANK, NEW JERSEY 07701.

         ALL SHAREHOLDERS ARE URGED TO MARK, SIGN, DATE AND SEND IN THEIR PROXIES IN THE ENCLOSED ENVELOPE WITHOUT DELAY TO FIRST CITY TRANSFER COMPANY, P.O. BOX 170, ISELIN, NEW JERSEY 08830. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

                                    MARY H. MAGEE
                                    SECRETARY

March 19, 2001

                       This Page Intentionally Left Blank

                                    EXHIBIT A

                    AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                                       OF
                                  CALTON, INC.
                                     CHARTER

I.       PURPOSE

         The primary purpose of the Audit Committee (the "Committee") is to assist the Board of Directors (the "Board") of Calton, Inc. (the "Corporation"), in fulfilling its responsibility to oversee the business and affairs of the Corporation. The Audit Committee's primary duties and responsibilities are to:
1) serve as an independent and objective party to monitor the financial reporting process and internal control system; 2) review and appraise the audit efforts of the Corporation's independent accountants and internal accounting personnel; 3) provide an open forum for communication among the independent accountants, financial and senior management, and the Board of Directors. The Audit Committee will fulfill these responsibilities primarily by carrying out the activities enumerated in Section IV of this Charter. Consistent with these functions, the Audit Committee shall encourage continuous improvement of and adherence to the Corporation's policies, procedures and practices.

II.      COMPOSITION

         The Audit Committee shall be initially comprised of two (2) independent directors, as determined by the Board. Following the annual meeting of the shareholders of the Corporation to be held in April 2001 or, in any event, no later than June 14, 2001, the Audit Committee shall be comprised of three (3) independent directors, as determined by the Board.

         An independent director is a person other than (a) an officer or employee of the Corporation or any of its subsidiaries; or (b) any other person having a relationship which, in the opinion of the Board would interfere with the exercise of independent judgment in carrying on the responsibilities of a director of the Corporation. The following persons shall not be considered independent: (i) a director who is employed by the Corporation or any of its subsidiaries or affiliates for the current year or any of the past three years;
(ii) a director who accepts any compensation from the Corporation or any of its subsidiaries or affiliates in excess of $60,000 during the previous fiscal year, other than compensation for Board service, benefits under a tax-qualified retirement plan, or non-discretionary compensation; (iii) a director who is a member of the immediate family of an individual who is, or has been in any of the past three years, employed by the Corporation or any of its subsidiaries or affiliates as an executive officer. Immediate family includes a person's spouse, parents, children, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law, and anyone who resides in such person's home; (iv) a director who is a partner in, or a controlling shareholder or an executive officer of, any for-profit business organization to which the Corporation or any of its subsidiaries or affiliates made, or from which the Corporation or any of its subsidiaries or affiliates received, payments (other than those arising solely from investments in the securities of the Corporation or any of its subsidiaries or affiliates) that exceed 5% of the Corporation's or business organization's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years.; (v) a director who is employed as an executive of another entity where any of the Corporation's executives serve on that entity's compensation committee.

         All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one (1) member of the Committee shall have accounting or related financial management expertise. Committee members may enhance their familiarity with finance and accounting by participating in educational programs. This experience can consist of past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

         The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board and shall serve until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III.     MEETINGS

         The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management and the independent accountants in separate sessions to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee should meet with the independent accountants at least once a year to review the Corporation's financial statements. The Committee should meet with senior management and the independent accountant at least quarterly to review the Corporation's financial statements and the 10-Q. These meetings may be telephonic.

IV.      RESPONSIBILITIES AND DUTIES

         To fulfill its responsibilities and duties the Audit Committee shall:

DOCUMENTS/REPORTS REVIEW

1. Review and update this Charter at least annually and as conditions warrant.

2. Review the regular internal reports to senior management prepared by Corporate's internal accounting personnel and management's response.

3. Review with financial management and the independent accountants the 10-Q prior to its filing or prior to the release of earnings and discuss those matters required to be discussed by "Statement of Auditing Standards No 61". The Chair of the Committee may represent the entire Committee for purposes of this review.

4. Review with financial management and the independent accountants the 10-K prior to its filing or prior to the release of earnings and annual report to shareholders prior to its filing and discuss those matters required to be discussed by "Statement of Auditing Standards No 61".

INDEPENDENT ACCOUNTANTS

5. Recommend to the Board of Directors the selection of the independent accountants, considering independence and effectiveness and approve the fees and other compensation to be paid to the independent accountants. The full Board shall approve the fees and other compensation paid to the independent accountants. On an annual basis, the Committee should review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine the accountants' independence and obtain a formal written statement delineating all relationships between the accountants and the Corporation.

6. Periodically consult with the independent accountants about internal controls and the completeness and accuracy of the organization's financial statements.

7. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

FINANCIAL REPORTING PROCESS

8. In consultation with the independent accountants and internal auditor, review the integrity of the organization's financial reporting processes, both internal and external.

9. Consider the independent accountants' judgments about the quality and appropriateness of the Corporation's accounting principles and underlying estimates as applied in its financial reporting.

10. Consider and approve, if appropriate, major changes to the Corporation's auditing and accounting principles and practices as suggested by the independent accountants, management or the internal accounting personnel.

PROCESS IMPROVEMENT

11. Establish regular and separate systems of reporting to the Audit Committee by management, the independent accountants and the internal accounting department regarding any significant judgments made in management's preparation of the financial statements.

12. Following completion of the annual audit, review separately with management, the independent accountants, and the internal accounting personnel, any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

13. Review with the independent accountants, internal accounting personnel and management, the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented.

14. Review any significant disagreement among management and the independent accountants or internal accounting personnel in connection with the preparation of the financial statements.

ETHICAL AND LEGAL COMPLIANCE

15. Establish, review and update periodically a Code of Ethics and determine that there is an established system to enforce this code.

16. Review the system established by management to enforce the Code of Ethics. Review management's monitoring of the Corporation's compliance with the Code of Ethics.

17. Review management's system established to ensure that management has the proper review system in place to ensure that the Corporation's financial statements and reports disseminated to governmental organizations and the public satisfy legal requirements.

18. Review activities, qualifications, and organizational structure of the internal accounting department.

19. Review with the Corporation's counsel any legal matter that could have a significant impact on the organization's financial statements.

20.      Review with the Corporation's counsel legal compliance matters.

21. Perform any other activities consistent with this Charter, the Corporation's By-laws, rules of the American Stock Exchange ("AMEX") and governing law, as the Committee or the Board deems necessary or appropriate.



June 2000

                                                    Please mark
                                                   your votes as
                                                   indicated in
                                                   this example


1. ELECTION OF DIRECTORS: GERALD W. STANLEY, ANTHONY J. CALDARONE AND ROBERT E. NAUGHTON


               FOR           /  /             WITHHOLD    /  /

FOR, EXCEPT VOTE WITHHELD FROM THE FOLLOWING NOMINEES:


----------------------------------------------------------------

2.  APPROVAL OF EMPLOYEE STOCK PURCHASE PLAN


         FOR      /  /        AGAINST    /  /     ABSTAIN   /  /

3.  APPROVAL OF GRANT OF OPTIONS TO OFFICERS OF eCALTON.COM, INC.


         FOR      /  /        AGAINST    /  /     ABSTAIN   /  /


(Joint owners must EACH sign. Please sign EXACTLY as your name(s) appear(s) on this card. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give your FULL title.)

Dated:
      --------------------------------------

--------------------------------------------
                   Signature

--------------------------------------------
           Signature if held jointly

      PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE
                               ENCLOSED ENVELOPE.

                              FOLD AND DETACH HERE


                                  CALTON, INC.
      PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 19, 2001
                   THIS PROXY IS BEING SOLICITED ON BEHALF OF
                     THE BOARD OF DIRECTORS OF CALTON, INC.

         KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Anthony J. Caldarone and Kelly S. McMakin and each of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, to vote with respect to all the shares of Common Stock of CALTON, INC., standing in the name of the undersigned at the close of business on March 12, 2001, at the annual meeting of shareholders to be held at the Hyatt Regency Orlando International Airport Hotel, Orlando Florida on April 19, 2001 and at any and all adjournments thereof, with all powers that the undersigned would possess if personally present and especially (but without limiting the general authorization and power hereby given) to vote as indicated on the reverse side hereof. Said proxies are authorized to vote in their discretion upon any other matters which may come before the meeting.

         THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED, AND IF NO INSTRUCTIONS TO THE CONTRARY ARE INDICATED, WILL BE VOTED FOR THE ELECTION OF GERALD W. STANLEY, ANTHONY J. CALDARONE AND ROBERT E. NAUGHTON AS DIRECTORS, FOR THE PROPOSAL TO ADOPT THE EMPLOYEE STOCK PURCHASE PLAN AND FOR THE PROPOSAL TO APPROVE THE GRANT OF OPTIONS TO OFFICERS OF ECALTON.COM, INC.

                              FOLD AND DETACH HERE